EXHIBIT 10.7


                 AMENDED AND RESTATED AGREEMENT


          This AGREEMENT, amended and restated as of October 1, 2001, is between INGERSOLL-RAND COMPANY, a New Jersey corporation (the "Company"), and HERBERT L. HENKEL (the "Employee"). Unless otherwise indicated, terms used herein and defined in Schedule A hereto shall have the meanings assigned to them in said Schedule.

          The Company and the Employee are already parties to an agreement that is currently in effect, which they desire to hereby amend and restate.

          The Company and the Employee agree as follows:

          1.   OPERATION OF AGREEMENT.

          This Agreement shall be effective immediately upon its execution and shall continue thereafter from year to year prior to a Change of Control Event unless terminated as of any anniversary of the date hereof by either party upon written notice to the other party given at least 60 days, but not more than 90 days, prior to such anniversary date. Notwithstanding the foregoing, this Agreement may not be terminated after the occurrence of a Change of Control Event.

          2.   AGREEMENT TERM.

          The term of this Agreement shall begin on the date hereof and, unless terminated pursuant to paragraph 1 prior to a Change of Control Event, shall end on the fifth anniversary of the occurrence of a Change of Control Event (or, if later, after satisfaction of all obligations hereunder).

          3.   EMPLOYEE'S POSITION AND RESPONSIBILITIES.

          (A) The Employee will continue to serve the Company upon the occurrence of a Change of Control Event, in all material respects, in the same capacity (including position, status, offices, titles and reporting responsibilities) with the same authorities, duties and responsibilities as he serves the Company immediately prior thereto.

(b) During the term of this Agreement the Employee shall devote substantially all of his business time (excluding vacation time and sick leave to which the Employee is entitled) and attention exclusively to the business and affairs of the Company and shall use his reasonable best efforts to promote the interests of the Company. The participation of the Employee in outside directorships and civic or charitable activities, and the management of the Employee's personal investments in public companies in which the Employee holdings do not exceed 5% of the voting power or value of such companies, in each case, which do not materially interfere with the performance of Employee's duties for the Company shall not be deemed a violation of this paragraph 3.

          4.   COMPENSATION AND OTHER BENEFITS UPON CHANGE OF CONTROL
EVENT.

          The Company and the Employee agree that, upon the occurrence of any Change of Control Event, the Employee shall receive basic annual salary, bonus and fringe and other benefits as follows:

          (a) Basic Annual Salary and Bonus. The Employee's basic annual salary shall be at a rate not less than the rate of annual salary, which has been paid to the Employee immediately prior to the Change of Control Event, with such annual increases (but not decreases) equal to the greater of (i) salary increases as may be contemplated by any salary adjustment programs of the Company in effect immediately prior to the Change of Control Event and applicable to the Employee and such further increases as shall be determined from time to time by the Board or (ii) a percentage equal to the percentage increase (if any) in the "Consumer Price Index for All Urban Consumers" published by the United States Department of Labor's Bureau of Labor Statistics for the then most recently ended 12-month period. In addition, the Employee shall be entitled to receive an annual bonus in an amount not less than the highest annual bonus received by, or accrued on behalf of, the Employee during the lesser of (i) the five full Fiscal Years immediately preceding the Change of Control Event, or (ii) the number of full Fiscal Years immediately preceding the Change of Control Event during which the Employee has been employed by the Company (whether the bonus is paid to, is accrued on behalf of, is a Deferral Amount (as such term is defined in the IR Executive Deferred Compensation Plan) or is foregone by the Employee pursuant to the Ingersoll-Rand Company Estate Enhancement Program).

	  (b) Fringe Benefits; Business Expenses. The Employee shall be entitled to receive benefits, including but not limited to pension (and supplemental pension), savings and stock investment plan (and supplemental savings and stock investment and retirement plans), leveraged employee stock ownership plan, stock award, stock option, deferred compensation, and welfare plans (as defined in section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, or otherwise) including, but not limited to, life, medical, prescription drugs, dental, disability, accidental death and travel accident coverage plans, post-retirement welfare benefits, and an estate enhancement program on terms no less favorable than those in effect under each such plan immediately prior to the Change of Control Event, and at no less than the same benefit levels (and no more than the same employee contribution levels) then in effect under each such plan and to receive all other fringe benefits and perquisites (or their equivalent) from time to time in effect for the benefit of any executive, management or administrative group for which the employment position then held by the Employee entitles the Employee to participate. The Company shall provide for the payment of, or reimburse the Employee for, all travel and other out-of-pocket expenses reasonably incurred by him in the performance of his duties hereunder.

	  (c) Management Incentive Unit Award Plan. The Company and the Employee further agree that immediately upon the occurrence of any Change of Control Event, all amounts theretofore credited to the Employee under the Company's Management Incentive Unit Award Plan, as amended (the "MIU Plan"), shall become fully vested and all such amounts thereafter credited shall become fully vested immediately upon such crediting.

          5.   PAYMENTS AND BENEFITS UPON TERMINATION.

          The Employee shall be entitled to the following payments and benefits upon Termination:

          (a) Salary and Bonus. The Company shall pay to the Employee, in a cash lump sum on the Termination Date, an amount equal to the sum of (i) the basic annual salary and any annual bonus in respect of a completed fiscal year, which have not yet been paid to the Employee through the Termination Date; (ii) an amount equal to the last annual bonus received by, or awarded to, the Employee for the full Fiscal Year immediately preceding the Termination Date multiplied by a fraction the numerator of which shall be the number of full months the Employee was employed by the Company during the Fiscal Year containing the Employee's Termination Date and the denominator of which shall be 12; and
     (iii) an amount equal to the Employee's basic annual salary multiplied by a fraction, the numerator of which shall be the number of unused vacation days to which the Employee is entitled as of the Termination Date and the denominator of which shall be 365, and any other amounts normally paid to an employee by the Company upon termination of employment. For these purposes, any partial month during which the Employee is employed shall be deemed a full month.

	  (b) Severance. The Company shall pay to the Employee, in a cash lump sum not more than 30 days following the Termination Date, an amount equal to three times the sum of (i) the highest basic annual salary in effect at any time during the period beginning five full Fiscal Years immediately preceding the Change of Control Event and ending on the Termination Date; and (ii) the Employee's target bonus for the year of termination or, if higher, the highest annual bonus received by, or accrued on behalf of, the Employee during the period beginning five full
     Fiscal Years immediately preceding the Change of Control Event and ending on the Termination Date (whether the bonus is paid to, is accrued on behalf of, is a Deferral Amount (as such term is defined in the IR Executive Deferred Compensation Plan) or is foregone by the Employee pursuant to the Ingersoll-Rand Company
     Estate Enhancement Program).

 	  (c) Employee Benefit Plans. For the three-year period following the Termination Date (or, if sooner, until the Employee is covered under a comparable plan offered by a subsequent employer), the Company shall continue to cover the Employee under those employee welfare plans (including, but not limited to, life, medical, prescription drugs, dental, accidental death and travel accident and disability coverage, but not including any severance pay plan, other than that provided pursuant to this Agreement or any pension plan) applicable to the Employee on the Termination Date at the same benefit levels then in effect (or shall provide their equivalent); provided, however, that if the Employee becomes employed by a new employer and participates in a welfare plan of such employer that is at least as favorable as the comparable Company plan, the Employee's coverage hereunder under the applicable Company welfare plan (or the equivalent) shall continue as secondary coverage to that provided by the new employer until the third anniversary of the Termination Date (but shall become primary coverage on or prior to the third anniversary of the Termination Date if, for any reason, the Employee ceases to participate in the new employer's plan or if such new employer's plan becomes less favorable than the comparable Company plan).

	   (d) Deferred Compensation, Savings and Leveraged Employee Stock Ownership Plans. As soon as practicable following the determination thereof (but in any event no later than 30 days following the Termination Date), the Company shall pay the Employee an amount (in one lump sum cash payment and in lieu of the benefit otherwise provided under the applicable plan) equal to the value of the sum of: (i) with respect to the IR Executive Deferred Compensation Plan (the "Executive Deferred Plan"), the number of IR Stock units credited to the Employee's Account
     Balance for all Plan Years (as such terms are defined in the Executive Deferred Plan) at the Termination Date multiplied by the Company Stock Value (as defined in paragraph 5(g) below) plus the value of all other amounts credited to the Employee's Account Balance for all Plan Years under the Executive Deferral Plan at the Termination Date as such value is determined under the terms of the Executive Deferred Plan; (ii) the number of Common Stock equivalents credited to the Employee's Employee Account under the Ingersoll-Rand Company Supplemental Savings and Stock Investment
     Plan at the Termination Date multiplied by the Company Stock
     Value (as defined in paragraph 5(g) below); (iii) the amount credited to the Employee's Employee Account under the Ingersoll-
     Rand Company Supplemental Retirement Account Plan at the
     Termination Date; (iv) all contributions to, or amounts credited to, the Ingersoll-Rand Company Savings and Stock Investment Plan, IR/Clark Leveraged Employee Stock Ownership Plan, Ingersoll-Rand Company Supplemental Savings and Stock Investment Plan, and Ingersoll-Rand Company Supplemental Retirement Account Plan (and earnings and appreciation attributable thereto) that theretofore were made by the Company on behalf of the Employee and are forfeited as a result of the Employee's Termination; and (v) five percent (or such higher maximum Company Matching Contribution percentage provided under the Ingersoll-Rand Company Savings and Stock Investment Plan as of the Termination Date, calculated as though no Contribution Percentage Limitation or other limits under the Ingersoll-Rand Company Savings and Stock Investment
     Plan were applicable (as those terms are defined in the Ingersoll-Rand Company Savings and Stock Investment Plan)) of the aggregate amount payable pursuant to subparagraphs 5(a) and 5(b).

	(e)  Pension Benefits.

               (i) No later than 30 days following the Termination Date, the Company shall pay the Employee an amount (in one lump sum cash payment) equal to the present value of the sum of the pension benefits the Employee is entitled to receive under (A) the Restated Ingersoll-Rand Company Supplemental Pension Plan (the "Section 415 Excess Plan"), (B) the Ingersoll-Rand Company
     Elected Officers Supplemental Program (the "Elected Officers Supplemental Program" or the "Program"), and (C) the Ingersoll-
     Rand Company Executive Supplementary Retirement Agreement (the "Ten-Year Annuity"), all as in effect immediately prior to the Change of Control Event (collectively, the "Pension Benefit").

	     (ii) In calculating the portion of the Pension Benefit under
     Section 1.1 of the Section 415 Excess Plan the Company shall credit the Employee with five additional years of credited service (within the meaning of the Company's qualified defined benefit plan in which the Employee actively participates immediately prior to the Change of Control Event (the "Qualified Pension Plan"), and including compensation, vesting and age credit) and five additional years of age for purposes of the
     Section 415 Excess Plan but not the Qualified Pension Plan. (If, after crediting five years of age, the Employee is less than fifty-five years old, it will be assumed that the benefit commencement age for purposes of the Section 415 Excess Plan is fifty-five).

	     (iii) In calculating the portion of the Pension Benefit under the Elected Officers Supplemental Program, the Company shall:
     (A) credit the Employee with an additional seventeen Years of Service (as defined in the Program) and an additional five years of age for purposes of computing the amount of the Pension
     Benefit; (B) define "Final Average Pay" in Section 1.10 of the Program as 1/3 of the severance amount determined pursuant to paragraph 5(b) of this Agreement; (C) revise Section 3.1(a) of the Program to read "the product of: (x) 53.6% plus the product of 1.9% times Years of Service after 1999, and (y) his Final
     Average Pay"; and (D) for purposes of benefit offset determinations, increase the annual life annuity pension benefit as determined in Appendix A, paragraph (a), by the product of:
     (x) $139,548, and (y) 1 minus the sum of (a) 1/180 for each of the next 60 months plus (b) 1/360 for each of the next 60 months that the Change in Control Event precedes the Employee's 65th birthday, and (z) in the event that a change in control precedes the Employee's 55th birthday, a further actuarial reduction factor for the period (measured in years and months) between the Employee's actual retirement age and age 55, computed using the applicable definition of "Actuarial Equivalent" under the provisions of the qualified defined benefit pension plan in which the Employee actively participated immediately prior to the Change in Control Event.

	      (iv) In calculating the portion of the Pension Benefit under the Ten-Year Annuity: (A) the phrase "subject to paragraph 5 hereof" shall be deleted, and the phrase "normal retirement age" or "age
     65", as applicable depending on the Employee's arrangement, shall be replaced with "age 62", in each case, in paragraph 1; (B) the Company shall credit the Employee with five additional years of age but to an age no greater than 62; and (C) the competition restriction under the Ten-Year Annuity shall be deleted, and shall be null and void as of the Termination Date.

	      (v) The present value of the Pension Benefit shall be calculated using (A) an interest rate equal to the product of (I) the 10-year Treasury Note rate as used in the Elected Officers Supplemental Program's definition of Actuarial Equivalent times
     (II) one minus the federal income tax rate at the highest bracket of income for individuals in effect for the year containing the date of payment, (B) the mortality rate used to determine lump sum values in the Elected Officers Supplemental Program, and
     (C) actual age without the five year addition to age, except that the Ten-Year Annuity present value shall be calculated using no mortality assumption and actual age plus the additional five years but to an age no greater than 62.

              (f) Retiree Welfare Benefits. For purposes of determining the Employee's eligibility for post-retirement benefits under any welfare plan maintained by the Company prior to the occurrence of a Change of Control Event, the Employee shall be credited with any combination of additional years of service and age not exceeding 10 years, to the extent necessary to qualify for benefits. If, after taking into account such additional age and service, the Employee is eligible for the Company's post-retirement welfare benefits (or would have been eligible under the terms of such plans as in effect prior to the occurrence of the Change of Control Event), the Employee shall receive, commencing on the third anniversary of the Termination Date, post-retirement welfare benefits no less favorable than the benefits the Employee would have received under the terms and conditions of the applicable plans in effect immediately prior to the occurrence of the Change of Control Event.

              (g) Employee Stock Awards, Options, SARs and MIUs. No later than 30 days following the Termination Date, the Company shall pay the Employee an amount (in one lump sum cash payment) equal to the aggregate Company Stock Value (defined below) of all shares underlying 100% of the Employee's then outstanding and unpaid stock and stock based awards (excluding stock options)
     (minus any applicable exercise price, in the case of stock appreciation rights) under the Company's Incentive Stock Plans, the MIU Plan and any similar plans of the Company (or any other company), which shall all be deemed vested and performance objectives shall be deemed fully earned, whether or not otherwise vested and fully earned in accordance with the terms of the employee benefit plans and agreements pursuant to which such stock and stock based awards were granted (upon such payment in full, such stock and stock based awards shall be cancelled and be of no further force or effect). In addition, all options to purchase shares of common stock of the Company (or the stock of any company for which the Company's stock has been substituted or exchanged or in respect of which options have been granted to the Employee) ("Company Stock") and all stock appreciation rights held by the Employee immediately prior to Termination shall become exercisable as of the Termination Date, whether or not otherwise exercisable in accordance with the terms of the employee benefit plans and agreements pursuant to which such options and stock appreciation rights were granted. During the 60 day period following the Termination Date, the Employee shall have the right to elect to exercise any or all stock options then held by the Employee as if such option were a stock appreciation right and, therefore, receive a cash payment equal to (x) the number of shares of Company Stock subject to each such option (or portion thereof), multiplied by (y) the excess of the Company
     Stock Value over the exercise price of such option (upon such payment in full, any stock option so exercised as a stock appreciation right shall be cancelled and be of no further force or effect). For purposes of this Agreement, Company Stock Value shall be deemed to be the highest of: (i) the closing sale price of the Company Stock on the New York Stock Exchange on the Change of Control Event; (ii) the closing sale price of the Company
     Stock on the New York Stock Exchange on the Termination Date; and
     (iii) the highest closing sale price of the Company Stock on the New York Stock Exchange during the 30 trading days immediately preceding the acquisition of more than 50% of the outstanding Company Stock by any person or group (including Affiliates of such person or group). If, as of any valuation date, the Company Stock is not traded on the New York Stock Exchange, the Company Stock Value shall be the closing sale price of the Company Stock on the principal national securities exchange on which the Common Stock is traded or, if the Common Stock is not traded on any national securities exchange, the closing bid price of the Common Stock in the over-the-counter market.

              (h) Estate Enhancement Program. If the Employee participates in the Ingersoll-Rand Company Estate Enhancement Program, the terms thereof shall apply.

              (i) Outplacement Expenses. For the three year period following the Termination Date, the Company shall reimburse the Employee for all reasonable expenses (up to 15% of the Employee's basic annual salary, but no more than $75,000, per 12 month period) incurred by the Employee for professional outplacement services by qualified consultants selected by the Employee.

          6.   PARACHUTE EXCISE TAX GROSS-UP.

          (A) If, as a result of any payment or benefit provided under this Agreement, either alone or together with other payments and benefits which the Employee receives or is then entitled to receive from the Company or any of its Affiliates, the Employee becomes subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), (together with any income, employment or other taxes, interest and penalties thereon, an "Excise Tax"), the Company shall pay the Employee an amount sufficient to place the Employee in the same after-tax financial position that he would have been in if he had not incurred any Excise Tax (together with any taxes, interest and penalties hereon, the "Gross-Up Payment"). For purposes of determining whether the Employee is subject to an Excise Tax, (i) any payments or benefits received by the Employee (whether pursuant to the terms hereof or pursuant to any plan, arrangement or other agreement with the Company or any entity Affiliated with the Company) shall be deemed to be contingent on a change described in Section 280G(b)(2)(A)(i) of the Code and shall be taken into account and (ii) the Employee shall be deemed to pay taxes at the highest marginal applicable rates of such taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum deduction in federal income taxes which could be obtained from deduction of such state and local taxes.

	  (b) The determination of whether the Employee is subject to Excise Tax and the amounts of such Excise Tax and Gross-Up Payment, as well as other calculations hereunder, shall be made at the expense of the Company by the independent auditors of the Company immediately prior to the Change of Control Event, which shall provide the Employee with prompt written notice (the "Company Notice") setting forth their determinations and calculations. Within 30 days following the receipt by the Employee of the Company Notice, the Employee may notify the Company in writing (the "Employee Notice") if the Employee disagrees with such determinations or calculations, setting forth the reasons for any such disagreement. If the Company and the Employee do not resolve such disagreement within 10 business days following receipt by the Company of the Employee Notice, the Company and the Employee shall agree upon a nationally recognized accounting or compensation firm (the "Resolving Firm") to make a determination with respect to such disagreement. If the Employee and the Company are unable to agree upon the Resolving Firm within 20 business days following the Employee Notice, the New York office of Towers, Perrin shall be the Resolving Firm.
     Within 30 business days following the Employee Notice, if the disagreement is not resolved by such time, each of the Employee and the Company shall submit its position to the Resolving Firm, which shall make a determination as to all such disagreements within 30 days following the last of such submissions, which determination shall be binding upon the Employee and the Company. The Company shall pay all reasonable expenses incurred by either party in connection with the determinations, calculations, disagreements or resolutions pursuant to this paragraph, including, but not limited to, reasonable legal, consulting or other similar fees and expenses.

	  (c) The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the 30 day period following the date on which the Employee gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

               (i) give the Company any information reasonably requested by the Company relating to such claim;

	       (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to the Employee;

               (iii) cooperate with the Company in good faith in order to effectively contest such claim; and

               (iv) permit the Company to participate in any proceedings relating to such claim;

     provided, however, that the Company shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

          (d) The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee on an interest-free basis, and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or other tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if the Employee is required to extend the statute of limitations to enable the Company to contest such claim, the Employee may limit this extension solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In addition, no position may be taken nor any final resolution be agreed to by the Company without the Employee's consent if such position or resolution could reasonably be expected to adversely affect the Employee (including any other tax position of the Employee unrelated to the matters covered hereby).

          (e) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Company or the Resolving Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies and the Employee thereafter is required to pay to the Internal Revenue Service an additional amount in respect of any Excise Tax, the Company or the Resolving
     Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall promptly be paid by the Company to or for the benefit of the Employee.

          (f) If, after the receipt by Employee of an amount advanced by the Company in connection with the contest of Excise Tax claim, the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall promptly pay to the Company the amount of such refund actually received (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company in connection with an Excise Tax claim, a determination is made that Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest the denial of such refund prior to the expiration of 30 days after such determination, such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall be offset, to the extent thereof, by the amount of the Gross-Up Payment.

          7.   EFFECT ON OTHER ARRANGEMENTS.

          No provision of this Agreement shall affect or limit any interests or rights vested in the Employee under any other agreement or arrangement with the Employee or under any pension, profit-sharing, medical or other insurance or other benefit plans of the Company which may be in effect and in which the Employee may be participating at any time.

          8.   CONFIDENTIALITY.

          The Employee agrees to hold in confidence any and all confidential information known to him concerning the Company and its businesses so long as such information is not otherwise publicly disclosed; provided that the Employee shall be entitled to divulge confidences and confidential information (i) as required by applicable law or legal process (e.g., subpoena or investigation by governmental authority) or (ii) to defend the Employee in any action, suit or investigation or to enforce the Employee's rights hereunder or otherwise.

          9.   MISCELLANEOUS.

          (A) Legal Expenses; Severability. The Company shall pay all costs and expenses, including attorneys' fees, of the Company and, at least quarterly, the Employee, in connection with any legal proceedings, whether or not instituted by the Company, relating to the interpretation or enforcement of this Agreement.
In the event that the provisions of this paragraph shall be determined to be invalid or unenforceable in any respect, such declaration shall not affect the remaining provisions of this Agreement, which shall continue in full force and effect.

	  (b) Mitigation. All payments or benefits required by the terms of this Agreement shall be made or provided without offset, deduction, or mitigation on account of income the Employee may receive from other employment or otherwise and the Employee shall not have any obligation or duty to seek any other employment or otherwise earn any amounts to reduce or mitigate any payments required hereunder.

	  (c) Death of the Employee. In the event of the Employee's death subsequent to Termination, all payments called for hereunder shall be paid to the Employee's designated beneficiary or beneficiaries, or to his estate if he has not designated a beneficiary or beneficiaries.

	  (d) Notices. Any notice or other communication provided for in this Agreement or contemplated hereby shall be sufficiently given if given in writing and delivered by hand, by overnight courier
(with receipt) or by certified mail, return receipt requested, and addressed, in the case of the Company, to the Company at:

               200 Chestnut Ridge Road
               Woodcliff Lake, New Jersey  07675
               Attention:  Chairman of the Board
               of Directors

               or such other address if the
               executive offices of the Company
               have moved;

and, in the case of the Employee, to the Employee at:

               41 Twin Brooks Road
               Saddle River, New Jersey 07458

Either party may designate a different address by giving notice of change of address in the manner provided above.

          (e) Waiver. No waiver or modification in whole or in part of this Agreement, or any term or condition hereof, shall be effective against any party unless in writing and duly signed by the party sought to be bound. Any waiver of any breach of any provision hereof or any right or power by any party on one occasion shall not be construed as a waiver of, or a bar to, the exercise of such right or power on any other occasion or as a waiver of any subsequent breach.

	  (f) Binding Effect; Successors. This Agreement shall be binding upon and shall inure to the benefit of the Company and the Employee and their respective heirs, legal representatives, successors and assigns. If the Company shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The provisions of this paragraph shall continue to apply to each subsequent employer of the Employee hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.

	  (g) Calculations. Calculation of all benefits and amounts payable hereunder shall be made, at the expense of the Company, by the Wellesley Hills, Massachusetts office of Watson Wyatt &
Company (or the Company's then actuary immediately prior to the Change of Control Event).

	  (h) Plan Limitations. In the event the Company is unable to provide any benefit required to be provided under this Agreement through a plan sponsored by the Company or its Affiliates, the Company shall, at its own cost and expense, take appropriate actions to insure that alternative arrangements are made so that equivalent benefits can be provided to the Employee, including to the extent appropriate purchasing for the benefit of the Employee (and if applicable the Employee's dependents) individual policies of insurance providing benefits, which on an after-tax basis, are equivalent to the benefits required to be provided hereunder.

	  (i) Controlling Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts made and to be performed therein, without regard to conflicts of laws principles. Any suit, action or proceeding related to this Agreement, or any judgment entered by any court related to this Agreement, may be brought only in any court of competent jurisdiction in the State of New Jersey, and the parties hereby submit to the exclusive jurisdiction of such courts. The parties (and any Affiliates of the Company or beneficiary of the Employee, or any successor to the Company or the Company's Affiliate) irrevocably waive any objections which they may now or hereafter have to the laying of venue of any suit, action or proceeding brought in any court of competent jurisdiction in the State of New Jersey, and hereby irrevocably waive any claim that any such action, suit or proceeding has been brought in an inconvenient forum.

          10.  EFFECT ON PRIOR AGREEMENTS.

          Subject to paragraph 7, this Agreement contains the entire understanding between the parties hereto and supersedes in all respects any prior employment or severance agreement or understanding between the Company (or any Affiliate thereof) and the Employee.

          IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the day and year first above written.


                              INGERSOLL-RAND COMPANY


_____________________________
       _____________________________
EMPLOYEE                      By:  Patricia Nachtigal
                              Title: Senior Vice President and
                              General Counsel


                                                       Schedule A


                       CERTAIN DEFINITIONS

          As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

          "Affiliate", used to indicate a relationship with a specified person, means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such a specified person.

          "Associate", used to indicate a relationship with a specified person, means (i) any corporation, partnership, or other organization of which such specified person is an officer or partner; (ii) any trust or other estate in which such specified person has a substantial beneficial interest or as to which such specified person serves as trustee or in a similar fiduciary capacity; (iii) any relative or spouse of such specified person, or any relative of such spouse who has the same home as such specified person, or who is a director or officer of the Company or any of its parents or subsidiaries; and (iv) any person who is a director, officer, or partner of such specified person or of any corporation (other than the Company or any wholly-owned subsidiary of the Company), partnership or other entity which is an Affiliate of such specified person.

          "Beneficial Owner" means the same as such term is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended (or any successor provision at the time in effect); provided, however, that any individual, corporation, partnership, group, association, or other person or entity which has the right to acquire any of the Company's outstanding securities entitled to vote generally in the election of directors at any time in the future, whether such right is contingent or absolute, pursuant to any agreement, arrangement, or understanding or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed the Beneficial Owner of such securities.

          "Board" means the Board of Directors of the Company
(or, if the Company is then a subsidiary of any other company, of the ultimate parent company).

          "Cause" means (i) any action by the Employee involving willful malfeasance or willful gross misconduct having a demonstrable adverse effect on the Company; (ii) substantial and continuing refusal by the Employee in willful breach of this Agreement to perform his employment duties hereunder; or (iii) the Employee being convicted of a felony under the laws of the United States or any state.

          Termination of the Employee for Cause shall be communicated by a Notice of Termination given within one year after the Board (i) has knowledge of conduct or an event allegedly constituting Cause; and (ii) has reason to believe that such conduct or event could be grounds for Cause. For purposes of this Agreement a "Notice of Termination" shall mean delivery to the Employee of a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Company's Board at a meeting of that Board called and held for the purpose (after reasonable notice to the Employee ("Preliminary Notice") and reasonable opportunity for the Employee, together with the Employee's counsel, to be heard before the Board prior to such vote) of finding, in the good faith opinion of the Board, that the Employee has engaged in the conduct constituting Cause and specifying the particulars thereof in detail. Upon the receipt of the Preliminary Notice, the Employee shall have 30 days in which to appear with counsel or take such other action as he desires on his behalf, and such 30-day period is hereby agreed to by the parties as a reasonable opportunity for the Employee to be heard. The Board shall no later than 45 days after the receipt of the Preliminary Notice by the Employee communicate its findings to Employee. A failure by the Board to make its finding of Cause or to communicate its conclusion within such 45-day period shall be deemed to be a finding that the Employee has not engaged in the conduct described herein. Any termination of the Employee's employment (other than by death or Permanent Disability) within 45 days after the date that the Preliminary Notice has been given to the Employee shall be deemed to be a termination for Cause; provided, however, that if during such period the Employee voluntarily terminates other than for Good Reason or the Company terminates the Employee other than for Cause, and the Employee is found (or is deemed to be found) not to have engaged in the conduct described herein, such termination shall not be deemed to be for Cause.

          "Change of Control Event" means the date (i) any individual, corporation, partnership, group, association or other person or entity, together with its Affiliates and Associates (each a "Person") (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company), is or becomes the Beneficial Owner of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors; (ii) the Continuing Directors fail to constitute a majority of the members of the Board; (iii) of consummation of any transaction or series of transactions under which the Company is merged or consolidated with any other company; or (iv) of any sale, lease, exchange or other transfer, in one transaction or a series of related transactions, of all, or substantially all, of the assets of the Company, other than any sale, lease, exchange or other transfer to any Person or entity where the Company owns, directly or indirectly, at least 80% of the outstanding voting securities of such Person or entity or its parent corporation after any such transfer; provided, however, that in the case of a transaction described in (i), (iii) or (iv), above, there shall not be a Change of Control Event if the shareholders of the Company immediately prior to any such transaction own (or continue to own by remaining outstanding or by being converted into voting securities of the surviving entity or parent entity) 70% or more of the combined voting power of the voting securities of the Company, the surviving entity or any parent of either outstanding immediately following such transaction, in substantially the same proportion to each other as prior to such transaction. For purposes of the foregoing definition and the definitions of "Continuing Director" and "Duly Approved by the Continuing Directors," below, following the contemplated inversion transaction, "the Company" shall mean either Ingersoll-Rand Company or the Bermuda entity that owns Ingersoll-Rand Company.

          "Continuing Director" means a director who either was a member of the Board on the date hereof or who became a member of the Board subsequent to such date and whose election, or nomination for election by the Company's shareholders, was Duly Approved by the Continuing Directors on the Board at the time of such nomination or election, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the Board in which such person is named as nominee for director, without due objection to such nomination, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board.

          "Duly Approved by the Continuing Directors" means an action approved by the vote of at least two-thirds of the Continuing Directors then on the Board.

          "Fiscal Year" means the fiscal year of the Company.

          "Good Reason" means (i) a material adverse change in the Employee's job responsibilities, title or status from those in effect on the date hereof or as enhanced from time to time, which change continues for a period of at least 15 days after written notice from the Employee; (ii) a reduction of the Employee's base salary or target bonus, the failure to pay Employee's salary or bonus when due, or the failure to maintain on behalf of the Employee (and his or her dependents) benefits which are at least as favorable in the aggregate to those provided for in paragraph 4(b); (iii) the relocation of the principal place of the Employee's employment by more than 35 miles from the Employee's principal place of employment immediately prior to the Change of Control Event, or the imposition of travel requirements on the Employee not substantially consistent with such travel requirements existing immediately prior to the Change of Control Event; (iv) the failure of the Company to obtain the assumption of, and the agreement to perform, this Agreement by any successor as contemplated in paragraph 8(f); (v) any voluntary resignation of employment by Employee following a Change of Control Event; or
(vi) the failure of the Company to perform any of its other material obligations under this Agreement and the continuation of such failure for a period of 15 days after written notice from the Employee.

          "Permanent Disability", as applied to the Employee, means that (i) he has been totally incapacitated by bodily injury or disease so as to be prevented thereby from performing his duties hereunder; (ii) such total incapacity shall have continued for a period of six consecutive months; and (iii) such total incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remainder of the Employee's life.

          "Termination" means (i) following the occurrence of a Change of Control Event, (A) the termination of the Employee's employment without Cause or (B) the resignation by an Employee for Good Reason, and (ii) prior to the occurrence of a Change of Control Event, but following the execution of an agreement or the commencement of a tender offer, proxy contest or other action that, if consummated, would reasonably be expected to result in a Change of Control Event and, in each case, does result in a Change of Control Event, the termination of the Employee's employment, or a material adverse change in the Employee's job responsibilities, title or status, reduction of the Employee's base salary or target bonus, the relocation of the Employee's principal place of employment by more than 35 miles or the imposition of travel requirements on the Employee not substantially consistent with the Employee's job; provided, that such term shall not include any termination of employment for Cause, any resignation without Good Reason (except as provided in clause (ii), above), or any termination of employment on account of an Employee's death or Permanent Disability.

          "Termination Date" shall mean the effective date of an Employee's Termination; provided, that with respect to a Termination that occurs prior to a Change of Control Event, the effective date of such Termination shall be deemed to be the date immediately following the Change of Control Event.